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EXHIBIT 3.1.4

                              CLEAN WAY CORPORATION

                              A NEVADA CORPORATION
                        SECRETARY OF STATE FILE 7181-1987

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                                NRS 78.385-78.390

KNOW ALL MEN BY THESE PRESENTS:

That at a special meeting of the Board of Directors and Shareholders of the Corporation held on July 13, 1999, notice having first been given to each shareholder entitled to in person or by proxy, the following resolutions were proposed for adoption:

NAME OF THE CORPORATION

RESOLVED that the name of the corporation be changed to TRADER SECRETS.COM

UPON CANVASSING the votes of the shareholders, the Resolution was duly adopted by a unanimous vote of shareholders entitled to exercise a majority of the voting power of the shareholders of the corporation.

NOW, THEREFORE, WE DO HEREBY CERTIFY that Article I of the Articles of Incorporation of CLEAN WAY CORPORATION, a Nevada corporation, has been amended as follows:

         NAME. The name of the corporation, which is hereinafter referred to as "the corporation" is:

                           TRADER SECRETS.com

DATED AND DONE August 17th, 1999


/s/                                       /s/ K. Wilder
-------------------------                 -----------------------------------
President                                 Secretary